Exhibit 10.12

VIA EMAIL

December 5, 2025

Re: Acceleration and Repayment Agreement

Dear James,

On October 24, 2025, Plymouth Industrial REIT, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (the “Company”), entered into an Agreement and Plan of Merger with PIR Ventures LP, a Delaware limited partnership (“Parent” and, such Agreement, the “Merger Agreement”), providing for the merger of the Company with and into an affiliate of Parent (the “Merger”). It is anticipated that the Merger will close in 2026.

The Company has determined that, based on your current projected 2025 W-2 wage income, you may be or become eligible to receive payments and other benefits in connection with the Merger that could be considered “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Section 280G”). As a result, payments to which you are entitled under each of your Employment Agreement and Change in Control Severance Agreement, each of which was entered into between you and the Company, effective as September 15, 2020 and September 23, 2021, respectively, and each as amended on December 5, 2025, may be subject to additional excise taxes by application of Section 280G. This Acceleration and Repayment Agreement (the “Agreement”) is intended to help ensure that the structure and timing of such payments avoid or minimize the imposition of the associated excise tax under Section 280G.

On December 4, 2025, in an effort to mitigate or eliminate the potential that you will incur these adverse tax consequences under Section 280G and to ensure that your compensation arrangements remain aligned with market practice and do not adversely affect the economics or the consummation of the Merger, the Board of Directors of the Company approved, based on recommendations from the Compensation Committee of the Board of Directors (the “Compensation Committee”), accelerating into 2025 your annual cash bonus in respect of the 2025 calendar year that would otherwise be paid in 2026 (“2025 Bonus”), and the vesting and settlement, as applicable, of both your outstanding shares of Company restricted stock (“Restricted Stock” and, such shares “Shares”) and Company performance stock units (“PSUs”), each of which actions would result in an increase in your 2025 W-2 wage income and a corresponding increase in the amount of parachute payments that can be provided to you without triggering the adverse tax consequences under Section 280G.

As described in Section 4 below, the acceleration of these amounts into 2025 is conditioned upon your timely execution of this Agreement. Your signing and returning of this Agreement will constitute your agreement to all the terms of this Agreement, including your agreement to repay, if applicable, the amounts specified in Sections 2 and 3 below.

1)
Accelerated Payment of Certain Compensation.
a)
If you sign this Agreement, you will receive the following accelerated entitlements effective on or after December 17, 2025, but no later than December 30, 2025, subject to your continued employment through the applicable accelerated payment, vesting, and/or settlement date:
i)
a lump sum payment of $275,000, less applicable tax withholdings, which reflects an early payment of your 2025 Bonus (the “Accelerated Bonus”);

ii)
accelerated vesting of your currently outstanding awards of restricted stock, which, as of or prior to the REIT Merger Effective Time (as such term is defined in the Merger Agreement) will become fully vested and free of any forfeiture restrictions, such that each share of restricted stock will be considered a share of the Company’s common stock for all purposes under the Merger Agreement, including the right to receive the REIT Merger Consideration (as such term is defined in the Merger Agreement) (the “Accelerated Restricted Stock”); and
iii)
accelerated vesting and settlement of your currently outstanding PSUs (the “Accelerated PSUs” and, together with the Accelerated Restricted Stock, the “Accelerated Equity”), equal to the product of (i) the sum of (x) the greater of (A) the target number of Shares subject to such PSU and (B) the actual number of Shares to which you would be entitled based on actual performance with respect to the applicable performance goals as of the REIT Merger Effective Time as if such date were the last day of the applicable performance period; provided that, for purposes of determining actual performance, the performance goals shall be pro-rated through the REIT Merger Effective Time and (y) such additional number of Shares that would result from crediting to you the amount of dividends in Shares, if any, that we declared during the applicable performance period (accrued as of the REIT Merger Effective Time, but not yet credited), multiplied by (ii) the REIT Per Share Merger Consideration (the “PSU Acceleration Mechanics”) (assuming the REIT Merger Effective Time is January 27, 2026 and the REIT Per Share Merger Consideration is $22.00).
iv)
The Accelerated Bonus and the Accelerated Equity shall be collectively referred to herein as the “Accelerated Amounts.”
b)
Your specific acceleration and the extent to which any of the types of compensation identified above apply to you is set forth on Schedule A hereto. The Accelerated Amounts are accelerations of, and not additions to, the amounts that you would otherwise be entitled to in future years. Accordingly, your 2025 Bonus will be adjusted down to reflect the Accelerated Bonus (as described in Section 3 below) and your currently outstanding Restricted Stock will be fully vested and considered Accelerated Equity for purposes of this Agreement. For the avoidance of doubt, your PSUs that do not vest in accordance with the PSU Acceleration Mechanics set forth in Section 1(a)(iii) of this Agreement shall remain eligible to vest and settle pursuant to the terms of the Merger Agreement and Section 3(b) hereof and, if such unvested PSUs do not vest and settle in accordance with the terms of the Merger Agreement, such unvested PSUs shall be canceled and forfeited as of the REIT Merger Effective Time.
2)
Repayment of Accelerated Payment.
a)
If you sign this Agreement and receive the Accelerated Amounts, you agree that, to the maximum extent permitted by applicable law, if your employment with the Company terminates prior to the consummation of the Merger and, as a result of such termination, (1) the Accelerated Bonus would not have been earned or (2) the Accelerated Equity would not have vested and been settled (if applicable) (in each case, had the acceleration described in this Agreement not occurred), then you will be required to repay the Unearned Accelerated Amounts (as such term is defined below) or such amounts will be forfeited. All repayments shall be made within thirty (30) days following your termination date and shall be made net of applicable taxes paid or payable by you on such amounts.
i)
If your employment terminates before the date the Accelerated Bonus would have been paid in 2026 (assuming, solely for this calculation, that your 2025 Bonus had not been reduced pursuant to this Agreement) then the portion of the Accelerated Bonus that would not have been earned through your termination date (the “Unearned Accelerated Bonus”) shall be repaid by you to: the Company (if prior to closing of the Merger) or to Parent (if after closing of the Merger). The amount to be repaid shall equal the Unearned Accelerated Bonus, net of applicable taxes paid or payable by you.
ii)
If your employment terminates and such termination would have resulted in the forfeiture of any portion of the Accelerated Equity had vesting and settlement, as applicable, of the Restricted Stock and PSUs not been accelerated into 2025, then the portion of such equity that would not have vested or been settled (the “Unearned Accelerated Equity”) shall be restored to the Company or Parent, as applicable, as follows (the mechanics described in paragraph (A) below are referred to herein as the “Automatic Share Forfeiture Provisions”):
(A).
If you have not sold the Shares underlying the Unearned Accelerated Equity (the “Unearned Shares”, which shall be determined on a gross basis, without regard to shares withheld or sold to satisfy taxes), such Unearned Shares shall automatically be forfeited by you, with no further action required by you or the Company (other than making the calculations required by this Section). The number of Shares forfeited shall equal the greater of:
(x)
the number of Unearned Shares, minus the number of Shares having a fair market value equal to the amount of applicable taxes paid or payable by you in respect of the Unearned Accelerated Equity; or
(y)
the number of Shares having a value (based on fair market value on the termination date) equal to the value of the Unearned Shares, reduced by the taxes paid or payable by you in 2025 in respect of the Unearned Accelerated Equity.
(B).
If you have sold any Unearned Shares, you shall repay to the Company (or Parent, as applicable) an amount equal to the after-tax cash proceeds received by you from the sale of such Unearned Shares, reduced by the taxes paid or payable by you in 2025 in respect of such Shares. The mechanics in Sections 2(a)(ii)(A)-(B) are referred to as the “Unearned Share Proceeds Repayment Provisions.”
(C).
You hereby irrevocably authorize and direct the Company, Parent, the administrator of the Company’s equity incentive plan, the Company’s transfer agent, and any broker, custodian, or other third-party service provider holding or administering Shares on your behalf to:
(1)
take any and all actions necessary to implement, effect, or enforce any forfeiture, cancellation, or transfer of Shares required under this Agreement, including any action required under the Unearned Share Restoration Provisions;
(2)
remove, debit, or cancel any Unearned Shares (or any other Shares required to be forfeited or transferred) from any account in your name;
(3)
block, prevent, or restrict any sale, transfer, or disposition of Shares that are subject to repayment, forfeiture, or restoration obligations under this Agreement; and

(4)
comply fully with any written instruction from the Company or Parent concerning the forfeiture, cancellation, or transfer of such Shares,

in each case without further notice to you or action required by you. You agree to execute any documents or take any actions reasonably requested by the Company or Parent to evidence or support such authorization.

The Automatic Share Forfeiture Provisions and the Unearned Share Proceeds Repayment Provisions are collectively referred to as the “Unearned Share Restoration Provisions.”

iii)
In the event the Merger Agreement is terminated and the Merger is not consummated:

(A).
You shall repay the Unearned Accelerated Bonus within thirty (30) days following the termination of the Merger Agreement, calculated in accordance with Section 2(a)(i), substituting termination of the Merger Agreement for termination of employment; and

(B).
With respect to Unearned Shares underlying Accelerated PSUs, the Unearned Share Restoration Provisions shall apply to the number of Shares (or corresponding cash sale proceeds) that would not vest and settle under the applicable PSU award agreement following completion of the applicable performance period, substituting termination of the Merger Agreement for the conclusion of the applicable vesting period for purposes of such calculations.

For clarity, this Section 2(a)(iii) is intended to ensure that you repay, on an after-tax basis, any amount that you would not have earned in the ordinary course if the Merger Agreement is terminated, and shall be interpreted consistently with that intent.

b)
For purposes of determining the applicable taxes paid or payable by you on the Accelerated Amounts, such taxes shall be calculated based on your 2025 marginal combined tax rate (including all federal, state and local income taxes). The after-tax cash proceeds received by you from any sale of Unearned Shares will be calculated based on the capital gains tax rate(s) applicable to such sale.
c)
If you are required to make any payment or forfeit any shares pursuant to Section 2(a) above or Section 3(c) below, and you fail to pay or forfeit such amount(s) in a timely manner, you will be required to reimburse the Company (if prior to closing of the Merger) or to Parent (if after closing of the Merger) for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment. For the avoidance of doubt, the Company shall be entitled to satisfy any repayment of Accelerated Equity through the automatic forfeiture of Company shares held by you. Any forfeiture and cancellation of shares in the Company in accordance with Section 2(a), above, and this Section 2(c) shall be effected with no need for further action from you or the Company; provided that if requested by the Company, you shall execute and deliver to the Company such instruments or take any other action requested by the Company, and give any further assurances as the Company may determine are necessary or advisable to effect such forfeiture and cancellation.

3)
True Ups for Accelerated Amounts.
a)
If the amount of your 2025 Bonus based on actual achievement of the performance goals (as determined by the Compensation Committee) (the “Actual 2025 Bonus”) exceeds the amount of the Accelerated Bonus, the Company will pay such excess amount (less applicable taxes and withholdings) to you at the same time 2025 Bonuses are paid to the Company’s employees generally. If the Actual 2025 Bonus is less than the Accelerated Bonus, you will repay to the Company the excess of the after-tax portion of the Accelerated Bonus over the Actual 2025 Bonus (with the Actual 2025 Bonus calculated on an after-tax basis assuming the Actual 2025 Bonus had actually been paid to you at the same time that 2025 Bonuses are ordinarily paid) within thirty (30) days following the date that the Company makes such determination and notifies you of the applicable repayment amount.
b)
If the number of PSUs that would have been earned and settled after applying the PSU Acceleration Mechanics in connection with the Merger (as determined by the Compensation Committee) (the “Actual PSU Amount”) exceeds the number of Accelerated PSUs, the Company will issue or deliver to you such excess PSUs (or the value thereof, as applicable), less applicable taxes and withholdings, immediately following the REIT Merger Effective Time. If the Actual PSU Amount is less than the Accelerated PSUs, you will restore to the Company the after-tax value of the excess portion of the Accelerated PSUs determined as follows:
i)
If you have not sold the Unearned Shares underlying the excess Accelerated PSUs, the Unearned Shares shall be subject to the Automatic Share Forfeiture Provisions in Section 2(a)(ii)(A), applied by substituting the difference between the Accelerated PSUs and the Actual PSU Amount for the Unearned Accelerated Equity.
ii)
If you have sold any Unearned Shares, you shall repay to the Company the after-tax cash proceeds received from the sale of such Unearned Shares, calculated in accordance with the Unearned Share Proceeds Repayment Provisions in Section 2(a)(ii)(B), applied by substituting the difference between the Accelerated PSUs and the Actual PSU Amount for the Unearned Accelerated Equity.

Any required forfeiture or repayment under this Section 3(b) shall be made within thirty (30) days following the date on which the Company notifies you of the applicable amount, provided, that, any forfeiture under this Section 3(b) shall be automatic as of the date of such notification. For clarity, the provisions of Section 2(a)(ii)(C) shall apply to any forfeiture or cancellation of Unearned PSU Shares required under this Section 3(b).

c)
If you obtain any tax credit or other tax benefit (e.g., resulting from a deduction or offset of taxable income) as a result of your payment of any amounts pursuant to Section 2, to the maximum extent permitted by applicable law, you agree to pay the amount of such tax credit or other tax benefit to the Company (if prior to closing of the Merger) or to Parent (if after closing of the Merger) within thirty (30) days of your realization of such tax credit or other tax benefit.

4)
Acknowledgements.
a)
You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above, and the Restricted Stock and PSU vesting and, as applicable, settlement acceleration set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Sections 2 and 3 above, as applicable.
b)
Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments or repayment obligations hereunder, and the terms of this Agreement, shall be submitted to and decided by final and binding arbitration. The arbitration shall be administered by JAMS and held in the last state where the employee provided services to the Company, before a single arbitrator, in accordance with the then-current rules of JAMS (available at https://www.jamsadr.com/rules-employment-arbitration/english); provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the applicable state or the federal courts of the United States of America located within the applicable state in connection therewith. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The decision of the arbitrator shall state in writing the essential findings and conclusions on which the arbitrator’s award is based and be final and binding. A court of competent jurisdiction shall have the authority to enter judgment on the arbitrator’s decision. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, in each case, that would not otherwise be incurred in connection with filing a claim in court of law, provided that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court. However, the arbitrator may award the party the arbitrator determines has prevailed in the arbitration any reasonable attorney’s fees and costs the party incurred in respect of enforcing its respective rights. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with a state agency, federal Equal Employment Opportunity Commission, or National Labor Relations Board.
c)
This Agreement, and any disputes arising with respect to this Agreement, shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware.
d)
If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

This Agreement does not constitute legal or tax advice and may not cover all the factors that you should or would consider relevant to your situation. You must evaluate your unique situation and make your own decisions related to the Accelerated Amounts described above and in Schedule A, the repayment obligations required by this Agreement and the terms and conditions thereof. This Agreement does not guarantee that an excise tax will not be imposed on you or that any payments and benefits otherwise payable to you will not have to be reduced to avoid imposition of the excise tax. You should seek advice based on your particular circumstances from an independent advisor.

Best regards,

PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation

By:	/s/ Jeffrey E. Witherell
Name:	Jeffrey E. Witherell
Title:	Chief Executive Officer

Agreed and acknowledged this 5th day of December, 2025.

/s/ James M. Connolly
James M. Connolly

SCHEDULE A

Accelerated Equity

Grant Date	Total Number of Restricted Stock/PSUs Granted	Number of Restricted Stock/PSUs and Amount of Accrued Cash Dividends that would have Vested on as of the REIT Merger Effective Time, if not Accelerated(1)
2/14/2022	8,648	2,162 Restricted Stock
2/14/2023	21,927	10,963 Restricted Stock
2/14/2024	14,774	11,080 Restricted Stock
2/14/2025	19,484	19,484 Restricted Stock
6/15/2023	9,950	9,950 PSUs $23,432 Accrued Dividends
4/15/2024	15,900	15,900 PSUs $22,896 Accrued Dividends
4/24/2025	28,272	56,544 PSUs $27,142 Accrued Dividends

(1) The amounts set forth for the PSUs and the accrued cash dividends are calculated based on estimates of actual performance as of January 27, 2026, which is estimated to be 100%, 100% and 200% of target levels for the PSUs granted on June 15, 2023, April 15, 2024, and April 24, 2025, respectively. Such amounts represent estimated performance of the PSUs as of the anticipated REIT Merger Effective Time for purposes of this Agreement.

A-1